                                  EXHIBIT 3.5

                       AMENDMENT TO BYLAWS OF REGISTRANT

     RESOLVED, that the first sentence of Section 2.2 of the bylaws of Bow Flex, Inc. is hereby amended, effective as of the expiration of the term of the current directors of Bow Flex, Inc., to provide as follows:

     The number of directors of the corporation shall be not less than one
     (1) nor more than six (6), the specific number to be set by resolution of the Board of Directors or the shareholders.

     DATED February 27, 1998.

     /s/ Roger J. Sharp
     --------------------------------
     Roger J. Sharp